Exhibit E



e.on



                        "Delivering Profitable Growth and
                        Performance"

                        May 2005
e.on

                Strategic review 2005 for further value creation


Overall        We will maintain the overall direction set by "on.top"
direction
unchanged           o  Continue to deliver performance
                    o  Maintain focus on core European markets
                    o  Stay in the USA, organic growth as a top priority
                    o  LNG as a possible opportunity to diversify gas supply
                       to existing markets
                    o  Retain strict financial investment criteria


Enhanced
financial      We have the financial strength to pursue the full range of
flexibility    external growth options, as and when attractive opportunities arise


Flexibility    Due to the excellent position we have built in our core markets
on             we are under no pressure to make hasty investment decisions - we
timing         can wait for the right opportunities to arise at the right price
e.on


Operational improvement in the energy business-
A continuing group-wide process to further value creation          o Operational improvement of 1bn euros\1
in million euros                                                     through:
                                                                         - Operational excellence (e.g.
                      |  ON.TOP operational improvement                    best practice transfer in
                      |     program of 1 billion euros                     generation, trading and retail,
                      |           (2003 - 2006)                            interface optimization in
                      |                                                    overhead)
                      |                 |                                - Integration synergies (e.g. TXU,
          1993-2002   |  2003-Q1 2005   |     until 2006                   E.ON Ruhrgas)
        ---------------------------------------------------------        - Further cost savings (e.g.
                      |                 |                                  procurement savings, contract
            2,510     |                 |                                  re-negotiations)
Energy       ---      |                 |   1 billion euros              --> Realized 630m euros/2 until
            |   |     |       630       |   /   ---                          March 31, 2005
            |   |     |       --- ----------   |   |               o One off costs of 430m euros/3 over 3
            |   |     |      |   |      |      |   |                 years to achieve operational
            |   |     |      |   |      |      |   |                 improvement
        --------------------------------------------------------->
                                                                   1) Equivalent U.S.-GAAP target: Net income of 650m euros
                                                                   2) Non-GAAP financial measure; cost reductions led to a
                                                                      roughly 410m euro increase in consolidated net income
                                                                      (after taxes and minority interests)
                                                                   3) Equivalent U.S.-GAAP target: Net income of 28m euros

--> In addition to the successful operational improvement program in the past, within only four years (2003-2006) E.ON will realize another 1 billion euros in its core business energy
                                                                               3
e.on


We focus on five core markets with strong positions in power and gas

                                     |
                                     |
                                     |                                          Nordic
        US-Midwest                   |             UK                  No. 4 in power generation
Kentucky: No. 1 in power generation  |  No. 2 in power generation       No. 3 in power/gas retail
   and in power/gas retail           |    and in power/gas retail
                                     |
           [map]                     |
                                     |
                                     |
-------------------------------------|                            [map]
                                     |
                                     |
      Pan-European Gas               |                        Central Europe
    No. 3 in gas supply              |                  No. 2 in power generation
                                     |                  No. 2 in power/gas retail
           [map]                     |
                                     |

e.on


Central Europe - Fortify strong market position in power and downstream gas

Key issues                                                  E.ON's strategic direction

o  Downstream participations partially               Broaden scope
   fragmented                                     of power generation
                                                  e.g. waste-to-energy
o  Partially unbalanced portfolio remaining                                   Hedge retail position
   in sub-markets                                                                     with
                                                                [map]           generation assets
o  Managing regulatory changes in the
   power and gas markets in Germany                Prepare for                Realize regional and
                                                   generation                 power/gas downstream
o  Longer term re-investment needed in          re-investment for                     synergies
   generation and distribution                   the next decade

e.on


Pan-European gas - Strengthen and diversify             E.ON's strategic direction
Key issues

o  Break-up of traditional roles, regional            Selective equity
   production and import regimes within               gas in North Sea and
   Europe                                             strengthen partnership
                                                      with Gazprom
o  Increased opening of European gas markets
   creates new challenges, but also provides          Participate                  [map]
   opportunities to profitably increase               in UK and Nordic
   international sales                                infrastructure

o  UK's increasing import dependence provides         Increase inter-
   opportunities in supply and infrastructure         national sales

o  Privatization of Eastern European midstream        Selectively expand in Italy
   players offers opportunities for gas supply
   and investments                                    Participate in
                                                      privatization of
                                                      midstream players

e.on


Opportunity to extend vertically integrated gas business in UK and Nordic markets


                [map]                                   [map]


o  Construction of the BBL Pipeline from Balgzand to Bacton with a capacity of
   16.5 bcm (20% E.ON's share, total investment roughly (euro)100 m)

o  Upgrade of the existing interconnector for reverse flow (14% share)

o Potential long term development of Nordic gas supply business e.on


UK - Optimize existing strong market position

Key issues                                              E.ON's strategic direction

Power generation                                        Invest in flexible and
 o  Environmental policy driving economics              lower carbon
    of power generation                                 intensity generation
 o  Increasing volatility of commodity prices           including renewables

Gas supply - UK expected to become a net                Work with E.ON Ruhrgas to
importer of gas 2005-2008                               optimize gas supply
                                                        position (LNG, storage,         [map]
Power distribution - Following DR4\1 review,            pipelines)
major investment required in electricity
distribution networks:                                  Delivery against DR4
 o  Replacing existing infrastructure                   framework in Central
 o  Expanding network to cope with                      Networks to optimize
    renewable build                                     costs and
                                                        re-wire Britain
Energy retail - Challenge of passing through
rising costs in a competitive market                    Maximize customer value
                                                        through Value Based
                                                        Management approach
                                                        in retail

1\ Distribution Price Control 4, concluded in December 2004 e.on


Nordic - Stable position in consolidating market

Key issues                                              E.ON's strategic direction

Power generation - Stabilized market due to             Acquire/build additional
normalization of hydropower reservoirs and              generation capacity
high availability of nuclear power but volatility
will remain high and may be reinforced by the           Participate in gas
closure of Barseback 2                                  supply and infrastructure       [map]
  o  Planning of CHP-plant in Malmo                     developments
  o  Planning of increased capacity in all
     nuclear power stations                             Synergistic expansion in
                                                        downstream power
Gas supply - Potential for oil-to-gas
substitution
  o  Opportunities for growth in industrial and
     CHP-generation segments
  o  Opportunity for gas infrastructure
     development

e.on


US-Midwest - EON confirms long-term commitment

Key issues                                           EON's strategic direction

Stable regulatory environment in Kentucky               Current focus is on
and strong local market coverage                     organic growth in Kentucky;
   o  Provides sustainable competitive position          long-term external
   o  Drives future profitability of US-Midwest         growth opportunities
      market unit
                                                               [map]
Organic growth through focused capital
investment
   o  Trimble County 2 - USD 885 mn in 2005 to
      2010
   o  Environmental Spend on FGD's - USD 678
      mn in 2005 to 2009 (immediately
      recoverable through cost recovery
      mechanism)
e.on


Expansion into potential new markets

          [map]                             Rationale

                                             o  Southern and Eastern Europe as
Russia                                          attractive potential new markets
   o  MoU with Gazprom                          for E.ON to expand its business
                                                model
Eastern Europe
   o  Bulgaria (Gorna, Varna)
   o  Romania (Distrigaz North,
      Electrica Moldova)

Italy
   o  Gas downstream (Thuga Italia)
   o  Power generation
e.on


E.ON continues to extend its strong integrated position in Eastern Europe

E.ON involvements in power                              E.ON involvements in gas


        [map]                                                        [map]


----------------------------------------------------------------------------------------------------------
[ ] Majority shareholding    [ ] Minority stake (with    [ ] Closing expected in 2005   [ ] Minority stake
                                 management control)
----------------------------------------------------------------------------------------------------------

1\ Subject to relevant Hungarian authority approval e.on


In Italy EON pursues growth activities in both power and gas

Italian power market                                    E.ON's strategic moves in power

 o  Europe's 5th largest power market                   Investments in power generation
    (290 TWh) offering potential to reach
    significant scale in operations                      o  Build 800 MW CCGT power plant in
                                                            Livorno Ferraris
 o  One of the fastest growing market in
    Europe after Spain                                   o  Total investment appr. 420m euros


Italian gas market                                      E.ON's strategic moves in gas

 o  Europe's 3rd largest gas market (740                Extend gas downstream activities via
    TWh) offering potential to scale                    Thuga Italia
    downstream
                                                         o  Current market share app. 5% in gas
 o  Among the fastest growing markets in                    downstream
    Europe
                                                         o  Targeted market share up to 10%

e.on


Western Europe will increasingly rely on gas imports

in bcm                                                                  Supply gap
                                                             660-715
                                                                        Advanced projects
                                                585-625                 Other non-EU imports*

        [map]                       507           [graph]               Algeria
                                                                        Russia

                                                                        Norway

                                                                        Other EU imports
                                                                        Netherlands

                                                                        Indigenous production
                                                                        for domestic use


                                    2003         2010         2020

                                     10%          15%          17% LNG share (in imports)


Provisional data for 2003
') of which: 2010 / 2020: Nigeria 3%, Qatar 2%
Basis for imports: Contracted volumes and prospective contract prolongations

   o Increasing supply gap driven by growing demand (almost 60% of total growth comes from power sector), reduced indigenous production and expiry of supply contracts

   o Norwegian gas, Russian gas (e.g. via NEGP) and LNG will compete to fill that gap
e.on


E.ON's gas supply position is planned to be further strengthened through equity gas and, potentially, LNG

Equity gas                                      Potential LNG options

Extend E.ON's current small equity gas          Strong projected growth in global LNG
position in the North Sea                       demand of 9.1% to 2010\1 which gives E.ON
                                                opportunity to:
Long-term target: Cover up to 15-20%               o  Diversify gas supply portfolio through
of gas supply from equity gas                         long-term LNG-supply contracts and
                                                      share in re-gasification capacity in
Target regions                                        E.ON's target markets
   o  North Sea (UK, Norway)
   o  Russia                                       o  Potentially build up an integrated LNG
                                                      position including upstream

--> High returns available in upstream business

1\IEA 2002

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e.on


EON has identified various cooperation areas with Gazprom

Memorandum of Understanding - July 8, 2004

Upstream Russia               Joint development of the gas field Yushno Russkoje
                              (Western Siberia): Estimated start of production
                              2008, proven reserves of at least 25 years

Infrastructure to Europe      Joint construction of the North European Gas
                              Pipeline (NEGP)

Downstream Europe             Joint Ventures in downstream cooperation in Europe
                              (still to be defined)

Power Russia                  Cooperation in the Russian power sector: One of
                              the fastest growing markets in Europe with a growth rate of 6% and significant expected capacity shortages
e.on


Gas production in Russia: Yushno Russkoje

                    o    Estimated start of production 2008

                    o    Proven reserves of 700\1 bcm or at least 25 years
    [map]
                    o Production of approximately 25 bcm p.a. (equivalent to yearly demand of Spain 100% or U.K. 25%)

                    o    Total investment (100%) USD 1 bn

                    o    E.ON's share still to be determined

1\ Assessment of proven reserves based on Russian standards e.on


North European Gas Pipeline

                    o    Start of operations expected between 2010 and 2012

                    o    Planned investment (100%) from Vyborg to Greifswald
   [map]                 (euro) 2.0 - 2.4 bn

                    o    Equity/debt financing still to be decided

                    o    E.ON's share still to be determined
e.on


Russian energy market is of significant size and offers attractive opportunities for growth

POWER DEMAND                                    GAS CONSUMPTION

                [graph]                                         [graph]
4.0                                           630


                                                    405

      1.0
              0.9
                        0.6                                96
                                0.5                                87
                                      0.4                                   76
                                                                                   71
                                                                                            43

-------------------------------------------   ---------------------------------------------------
US   Japan   Russia   Germany   France   UK   US   Russia   UK   Germany   Japan   Italy   France


o The government has agreed to raise gas and power prices by 20% and 9.5% in 2005 respectively

o As a prerequisite to WTO-membership, Russia has committed to raising domestic natural gas prices for industrial customers from the current USD
     27-28 per 1000 m3 to USD 37-42 in 2006 and USD 49-57 in 2010


Source:  JPMorgan
          BP, EON Corporate Development
e.on


The investment plan reflects our selective approach towards future investments

Investment plan 2005-07 in bn (euro)                    Split of Investments 2005 - 07

                                                        Financial Investments
          [graph]                                       Strengthening position in upstream gas           (euro) 2,0 bn
                                                        MOL\1                                            (euro) 0.7 bn
                                                        Further acquisitions in Central Europe           (euro) 0.6 bn
       18.7                                             Put-option on Sydkraft                           (euro) 2.2 bn
      ------                                            Put-option on ZSE                                (euro) 0.3 bn
        6.1                                             Other                                            (euro) 0.3 bn
                      12.6                              Total                                            (euro) 6.1 bn
      ------        --------                            Fixed Assets
                                                        Growth
                      4.2                                 o  Power generation\2                          (euro) 2.4 bn
       12.6                                               o  Power transmission and distribution         (euro) 0.6 bn
                      8.4                                 o  Gas transmission, distribution and storage  (euro) 1.0 bn
---------------------------------------                   o  Other                                       (euro) 0.2 bn
[] Financial Investments [] Growth                      Subtotal                                         (euro) 4.2 bn
[] Fixed Assets          [] Investments in existing     Investments in existing fixed assets
                            fixed assets                  o  Power generation                            (euro) 2.9 bn
                                                          o  Power transmission and distribution         (euro) 4.4 bn
                                                          o  Gas transmission, distribution and storage  (euro) 0.7 bn
                                                          o  Other                                       (euro) 0.4 bn
                                                        Subtotal                                         (euro) 8.4 bn
                                                        Total                                            (euro)12.6 bn
                                                        Total Investments                                (euro)18.7 bn

1\ 75% minus one share in the gas trading, storage and transportation business 2\ Including E 1.1 bn for renewable energy e.on


All external growth opportunities are subject to EON's strict strategic and financial investment criteria

Strategic Criteria                              Financial Criteria
o  Market attractiveness                        o  Earnings enhancing in the first full
   (returns, growth, regulation,                   year after acquisition
   country risk)
                                                o  Returns exceeding cost of capital three
o  Target attractiveness                           years after acquisition in general
   (asset quality, market position,
   management quality)                          o  Not endanger overall group
                                                   performance targets
o  Value creation potential
   (cost reduction, integration benefits,
   transfer of best practice)

e.on


Commitment to defend at least a strong single-"A" rating

o When considering an optimum leverage structure, E.ON focuses not only on minimizing its cost of capital but also on maintaining its balance sheet strength and rating in order to ensure future financial flexibility with ready market access at favorable terms and conditions at all times

o Based on our understanding of the rating agencies' methods we regard the following ratios as compatible with a rating of at least strong "A" over a medium-term period:

     o    Gearing\1: 80 - 100% (actual 2004: 73%)

     o    EBITDA/net interest: average of about 10x (actual 2004:16x)

     o    EBITDA/net debt: average of about 0.5 - 1.Ox (actual 2004: 1.92x)

o Rating agencies look at a wider range of ratios - it is therefore not appropriate to consider this ratio on an isolated basis. Moreover, qualitative factors play an important role for our rating and they cannot be measured in terms of ratios

1) Based on a definition including pension and nuclear provisions.

e.on


Returning value to shareholders

Proposal to pay an ordinary dividend of 2.35 Euros per share for 2004
o Representing a 17.5% year-on-year increase, thus keeping our "on-top" commitment to double-digit dividend growth to 2006
o Reinforcing our position as a leading dividend payer amongst DAX-listed companies in Germany

Intention to return the full value of our stake in Degussa to our shareholders
o    Precise timing and manner of disposal remain to be determined

New commitment to achieving a payout ratio of between 50% and 60% of net income excluding exceptional items by 2007
o Confident of delivering further earnings growth in the future e.on


EON Group - Dividend increase of 74% since 2000

                                                              +17.5%

                                             +14.3%
                                                                     2.35(euro)
                             +9.4%
            +18.5%                                  2.00(euro)
                                    1.75(euro)
                   1.60(euro)
 1.35 (euro)

                                [graph]

--------------------------------------------------------------------------------
    2000               2001             2002            2003            2004


--> Since 2000 double-digit growth rate on average: increase of 14.9% p.a.

e.on


EON Group - Financial highlights
First quarter in million (euro)
                                             2005       2004     +/-%

Sales                                       16,418      14,622     +12
--------------------------------------     -------    ---------  ------
Adjusted EBITDA\1                            3,243       3,024      +7
--------------------------------------     -------    ---------  ------
Adjusted EBIT\2                              2,515       2,345      +7
--------------------------------------     -------    ---------  ------
Consolidated net income                      1,459       1,455       -
--------------------------------------     -------    ---------  ------
Cash provided by operating activities        1,724       1,090     +58
--------------------------------------     -------    ---------  ------
Free cash flow\3                             1,279         627    +104
--------------------------------------     -------    ---------  ------
Net financial position\4                    -3,790      -5,483     +31
--------------------------------------     -------    ---------  ------



1) Non-GAAP financial measure; reconciliation to consolidated net income see Interim Report I, p. 7
2) Non-GAAP financial measure; reconciliation to consolidated net income see Interim Report I, p. 7, for commentary see p. 30-31
3) Non-GAAP financial measure; reconciliation to cash provided by operating activities see Interim Report I, p. 8
4) Non-GAAP financial measure; reconciliation see Interim Report I, p. 9 e.on


EON Group - Adjusted EBIT by market unit
First quarter in million (euro)
                                            2005       2004     +/-%

Central Europe                              1,281      1,179        +9
--------------------------------------     -------    ---------  ------
Pan-European Gas                              486        416       +17
--------------------------------------     -------    ---------  ------
U.K.                                          268        270        -1
--------------------------------------     -------    ---------  ------
Nordic                                        301        279        +8
--------------------------------------     -------    ---------  ------
U.S. Midwest                                  101         93        +9
--------------------------------------     -------    ---------  ------
Corporate Center                              -41         -8         -
--------------------------------------     -------    ---------  ------
CORE ENERGY BUSINESS                        2,396      2,229        +7
--------------------------------------     -------    ---------  ------
Other Activities\1                            119        116        +3
--------------------------------------     -------    ---------  ------
ADJUSTED EBIT\2                             2,515      2,345        +7
--------------------------------------     -------    ---------  ------

1) This segment consists of Viterra and Degussa; the latter being accounted for using the equity method
2) Non-GAAP financial measure; reconciliation to consolidated net income see Table in Interim Report I, p. 7
e.on


EON Group - Outlook 2005


                E.ON Group              --->    To be slightly above last year's record level

                MU Central Europe       -->     To be above last year's level
Expected        MU Pan-European Gas     -->     To be slightly higher than last year's level
adjusted        MU U.K.                 -->     To be similar to the last year's level in local currency terms
EBIT            MU Nordic               -->     To be slightly below last year's figure
                MU U.S. Midwest         -->     To be on par with last year's level in local currency terms

Expected net income                     -->     To be substantially above last year's level, owing to
                                                the gains from the successful divestment of Viterra

e.on


                                   Our vision:

               "E.ON - the world's leading power and gas company" e.on


                                 Back-up Charts
e.on


Central Europe - Electricity wholesale prices

EEX Germany- Last 12 months     April 2005

                                                Key drivers

        [graph]                  [graph]        o  High coal and increasing
                                                   gas and oil prices

                                                o  High carbon prices

                                                Legend
                                                ---  base future for year+1 (2005/2006)
                                                ---  base future for year+2 (2006/2007)
                                                ---  base spot (average of last 12 months)
                                                ---  base spot (only shown for last month)
                                                ---  peak future for year+1 (2005/2006)
                                                ---  peak future for year+2 (2006/2007)

(1) The line represents the switch of the futures, addressed by y+1 and y+2. Base/peak 2006 replaces base/peak 2005 (2007 replaces 2006 respectively)

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
U.K. - Electricity wholesale prices

Base load, OTC - Last 12 months         April 2005      Key drivers

                                                        o  Increasing gas forward prices
                                                           gas due to higher oil prices

        [graph]                           [graph]       o  High carbon prices

                                                        Legend
                                                        ---  base forwards for year+1 (2005/2006)*
                                                        ---  base forwards for year+2 (2006/2007)*
                                                        ---  base spot (average of last 12 months)**
                                                        ---  base spot (only shown for last month)**

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
Nordic - Electricity wholesale prices

Base load, Nordpool - Last 12 months       April 2005      Key drivers

                                                           o  Level of available hydro energy
            [graph]                           [graph]         below normal (due to less than
                                                              normal precipitation)

                                                           o  High carbon and fossil fuel
                                                              prices

                                                           Legend
                                                           ---  forwards for year+1 (2005/2006)
                                                           ---  forwards for year+2 (2006/2007)
                                                           ---  spot (average of last 12 months)
                                                           ---  spot (daily average of last month)
                                                           ---  hydrological level vs. normal*

                                                           *The development of the hydrological level vs. normal
                                                           considers hydrological changes by precipitations (rain,
                                                           snow, etc.) or snowmelts promptly.

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
Europe - Coal- and C02 prices

Coal, ARA - Last 12 months                      April 2005       Key drivers coal
                                                                  o   Still high due to international
                                                                      demand for coal and freight
                                                                      rates
        [graph]                                  [graph]
                                                                  o   European stockpiles continue
                                                                      to be on high level

                                                                 Key drivers C02
C02-Price-Index (Cal 05) - Last 12 months       April 2005
                                                                  o   Expected demand for C02-
                                                                      certificates

        [graph]                                  [graph]          o   Demand for C02-certificates
                                                                      influenced by relative economics
                                                                      of coal and gas fired generation

                                                                 Legend

                                                                 ---  Coal forwards for year+1 (2005/2006)
                                                                 ---  Coal forwards for year+2 (2006/2007)
                                                                 ---  C02-Price-Index (Cal 05)

e.on


With increasing necessity to build new power plants, the power prices will approach and fluctuate within the investment break-even corridor

German power forward prices (next-year deliveries) in (euro)1MWh



                                  [graph]






1) WithoutCO2
e.on


In addition to our plans to create new capacity of 2,000 MW by 2012, a further 3,000 MW can be made available within a very short timeframe

New capacity and flexibility through       [graphic]   Option 2
boosting capacity, lifetime extensions                 Demothballing of power plants
for power plants & demothballing                       Capacity Increase:  1,500 MW
                                                       Timeframe:          short

Option 1                [graphic]          [graphic]   Option 3  Lifetime Extension
New Construction                                       of conventional power plants
of CCGT and hard                                       Capacity Increase: 1,000 MW
coal power plants                                      Timeframe:         short

Capacity Increase:  2,000MW                [graphic]   Option 4
                                                       Boosting Capacity of power plants
Timeframe:          In operation by                    Capacity Increase: 500 MW
                    2012                               Timeframe:         short

e.on


Gas price adjustment

Oil indexation

o  Main competitors of natural gas are gas oil and fuel oil.

o  Long-term contracts need an automatic indexation.

o  Oil indexation secures competitive gas prices.

o  Example for oil indexation     - Price adjustment every      3 months; 1.1./1.4./1.7./1.10.
                                  - Reference period            6 months
                                  - Time lag                    3 months


                              [graph]



e.on


German gas import prices follow the development of oil prices

                [graph]                  Key drivers

                                         o    German gas import prices follow
                                              oil price development
                                              (e.g. of gas oil) with a time-
                                              lag

                                         o    In general gas prices for final
                                              customers are following the
                                              same trend, however with a
                                              longer time lag


                                         ---  Average German gas import price
                                              in ct/kWh (as published by BAFA)

                                         ---  "Rheinschiene" Gas Oil Price
                                              in EUR/hl (as published by Federal
                                              Statistical Office)
e.on


Natural gas supply and temperatures, January 2005




                                     [graph]

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Power - Regulation a key component of E.ON's business


E.ON's Target Markets   Generation    Transmission   Distribution  Supply/Retail
--------------------------------------------------------------------------------
Central Europe:
o  Germany                 UR             R 1)          R 1)           UR 2)
o  Netherlands             UR               -            -              -
o  Czech Republic          UR               -            R            R/UR 3)
o  Hungary                 UR               -            R            R/UR 3)
o  Slovakia                UR               -            R            R/UR 3)
--------------------------------------------------------------------------------
UK                         UR               -            R              UR
--------------------------------------------------------------------------------
US (Kentucky)              R                R            R              UR
--------------------------------------------------------------------------------
Nordic:
o  Sweden                  UR               -            R              UR
o  Finland                 UR               -            R              UR
--------------------------------------------------------------------------------

R:  Regulated
UR: Unregulated
-:  No presence of EON


1) Planned regulation
2) Except for standard rate customers
3) Fully liberalized from 2007

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Germany - Framework of energy regulation

o  Establishment of federal regulator with ex-ante and ex-post powers

o Cost regulation based on mix of current cost accounting model and historic cost accounting model

o  Exemption from cost regulation for gas transmission grid       \
                                                             ------\ Details
o  Incentive regulation to follow                            ------- still under
                                                             ------/ discussion
o  Legal and organisational unbundling                            /

o  New entry/exit access regime for gas

o  Evaluation of regulatory system not later than 1St July 2007


 > Electricity:  Main elements of access regime and grid fee scheme of VVII+ likely to be accepted

 > Gas: New network access regime, determination of gas transmission fees still under discussion

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Germany - Current status on grid fee regulation electricity/gas

Gas transmission: exemption from cost regulation accepted if competition in transmission can be proved

Gas distribution and electricity: calculation of allowed costs largely identical

  > Corporate tax allowance to be fully included with implementation of incentive regulation

  > Netting out of accumulated regulatory depreciation and re-investment controversial

  >  Cost of Capital:

     - Return on equity 6.5% real, post trade tax (electricity) and 7.8% real, post trade tax (gas distribution)

     -  Maximum level of accepted equity ratio for cost calculation: 40%

  >  Bench marking of grid fees of 'comparable' network operators


> Draft law and regulations passed by the Lower House of Parliament on April
  15th, Upper House of Parliament has called for the arbitration commission > Entry into force: July 1st (earliest) or August 1st (more likely)

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Germany - Only grid access fees to be regulated

2004 (assumed consumption for a household: 3,500 kWh/a)

                         Average price for households\1:
                                  17.96 ct/kWh

Sales tax 2.48 ct/kWh

Concession fee\2                                Grid access fees\3 6.18 ct/kWh

1.79 ct/kWh
                               [graph]          Only grid fees will be regulated
Eco tax
2.05 ct/kWh

CHP & Renewables Act                            Generation/sales
0.79 ct/kWh                                     4.67 ct/kWh


1) Electricity supplied to households;annual sales volume 3.500 kWh
2) Concession fee in cities between 100.000 and 500.000 residents
3) Arithmetic medium for grid fees as published by VON, November 2004
Sources: VON, VDEW, (2004).


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State burden on power prices

2004 (assumed consumption: 3,500 kWh/a)

Average price for households
(long price in ct/kWh)                  17.96           14.43          8.96


State burden                            40%
                                                        38%
                                                                        5%
                                      -------          ------         ------

Production/Grid/Sales                   60%             62%            95%




                                     Germany           Sweden           UK


Sources: Germany: VDEW; Sweden, UK: Eurostat(2004).

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European grid fees comparison



                                     [graph]



1) EU Commission: 3rd Benchmarking report 2004
2) ETSO: Benchmarking Transmission Pricing in Europe 2003

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German NAP (Act of August 25, 2004)

Free grandfathering based on historic 2000-2002 emissions
Power + Industry sector 2000-2:                 505 Mt CO2/a
Total allocation proposed for 2005-07:          503 Mt CO2/a (-0.4%)
Total allocation proposed for 2008-12:          495 Mt CO2/a (-2.0%)


New entrants
Reserve of 9 Mt C02/a to be distributed with an emission cap of 750 g/kWh.


Compensation for nuclear phase-out
Compensation of 1.5 Mt C02/a for 2005-2007, no political sign whether there will be any compensation in 2008-12


Decommissioning of plants and transfer of certificates
In case of a shut down, full transfer of certificates to new installation for 4 years, possibly generating certificate surpluses, particularly when shifting from lignite to gas.
Afterwards, no further required reduction of emissions / certificates for 14 years.

Further, creating additional reserves for e.g. CHP, early actions and process emissions leave Power and Industry with a reduction up to 7.5 % in the period to 2005-07 dependent on the specific allocation rule.

Political process for negotiating NAP II - to be delivered to Commission by June 30, 2006 - just started.

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Effects of the NAP on E.ON Energie

o Overall, E.ON accepts the compromise, but objected the allocation to a very few installations mainly because the authority didn't follow our application or because of miscalculation of allowances.

o Total impact on E.ON Energie depends mainly on the development of the highly volatile C02 market and the corresponding wholesale power market. Depending on the development of the C02 market the burden from E.ON Energie's short position on C02 may by less than 30 Mio (euro) p.a. 2005-2007.

o E.ON is basically in favor of emissions trading as a tool to reduce greenhouse gas emissions, but only under conditions that are economically feasible

o E.ON Energie's CO2 emissions were an average 360 g C02/kWh in 2003 compared to a German average of 580 g CO2/kWh. The risk of higher costs is therefore comparably low

o E.ON is confident that costs for CO2 allowances can be passed through to customers

---> In summary, there may be no additional burden on E.ON

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Effects of emission trading on E.ON Group

o EON Energie objected to some of the allocations for its installations, but in general received the expected amount of allowances in Germany and Benelux.

o EON Ruhrgas is generally satisfied with its small short position but remains in discussions with the agency.

o EON Nordic has a very low C02 exposure because of its high C02 free generation capacity. The remaining C02 emitting power stations got allowances almost as needed.

o EON UK has not received any allowances since the UK government challenged the EU decision on the UK NAP. The EU Commission rejected UK claims for more allowances but agreed on changes in the methodology, which in result favors EON UK relative to its competitors in UK.

o Since there is no UK allocation the total short position on EU allowances for the Group in 2005 currently cannot be calculated. The actual C02 position also depends on the merit order and/or weather conditions (e.g. power production from wind).

--> In summary, the EON Group will be short on EU allowances as intended by the principle of an emission trading system. Actual numbers on our short position will not be announced as not to give the C02 market any signal on our compliance strategy.

     All MU's try to pass C02 costs through to the customer so there may be no overall burden for the Group. 47

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Market units - Key financial figures 2004
in million  (euro)

                          Sales    Adjusted      Adjusted     Capital      ROCE      Pre-tax       Cash-
                                    EBITDA\1      EBIT\1      Employed      (%)      CoC(%)\2      flow\3

Central  Europe           20,752     4,908        3,602        16,938       21.3        9.0        2,938
---------------------    --------  ----------    ---------    --------     --------    -------    -------
Pan-European Gas          14,426     1,900        1,428        15,251        9.4        8.2        1,016
---------------------    --------  ----------    ---------    --------     --------    -------    -------
U.K.                       8,490     1,592        1,017        11,446        8.9        9.2          633
---------------------    --------  ----------    ---------    --------     --------    -------    -------
Nordic                     3,347     1,121          701         7,333        9.6        9.0          957
---------------------    --------  ----------    ---------    --------     --------    -------    -------
U.S. Midwest               1,913       544          349         6,441        5.4        8.0          182
---------------------    --------  ----------    ---------    --------     --------    -------    -------
Corporate Center            -813      -273         -314         1,700         -          -           241
---------------------    --------  ----------    ---------    --------     --------    -------    -------
Core Energy Business      48,115     9,792        6,783        59,109       11.5         -         5,967
---------------------    --------  ----------    ---------    --------     --------    -------    -------
Viterra                      988       621          471         3,649       12.9        7.3            5
---------------------    --------  ----------    ---------    --------     --------    -------    -------
Degussa\4                      -       107          107         2,229        4.8        9.6\5          -
---------------------    --------  ----------    ---------    --------     --------    -------    -------
EON Group                 49,103    10,520\6      7,361\6      64,987       11.3\7      9.0        5,972
---------------------    --------  ----------    ---------    --------     --------    -------    -------

1)   Non-GAAP financial measure; reconciliation see Annual Report, p. 25
2)   Cost of capital for 2004
3)   Cash provided by operating activities
4)   Degussa is included at equity in the Group Financial Statements since February 2003.
5)   Due to equity consolidation, the cost of capital for Degussa equals the cost of equity after taxes
6)   Non-GAAP financial measure; reconciliation to internal operating profit see Annual Report, p. 25
7)   Non-GAAP financial measure; derivation see Annual Report, p. 25

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EON Group - Strong financial profile

                                                       2004             2003
--------------------------------------------    --------------- ---------------
Adj. EBITDA\1
------------                                         16.0 x           14.8 x
Net interest\2
--------------------------------------------    --------------- ---------------
    Adj. EBITDA\1                                      192%             120%
-------------------
Net financial position\3
--------------------------------------------    --------------- ---------------
Net financial position\3
------------------------                          0.9 years        1.4 years
Cash provided by operating activities
--------------------------------------------   --------------- ---------------
Gross external debt\4
---------------------                                   33%              36%
   Total Capital\5
--------------------------------------------   --------------- ---------------

1)   Non-GAAP financial measure; reconciliation see Annual Report, p. 25
2)   Non-GAAP financial measure; reconciliation see Annual Report. p. 160
3)   Non.GAAP financial measure; reconciliation see Annual Report, p. 29
4) Non.GAAPfinancial measure; gross external debt equals financial liabilities to banks and third parties less interest portion, see Annual Report, p. 140
5) Non-GAAP financial measure; total capital equals gross external debt plus shareholders' equity plus minority interests

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EON Group - Strong rating

Moody's (Aa3, ,,stable outlook")

     o    E.ON's Al Rating upgraded to Aa3 on April 30, 2004

     o The rating reflects E.ON's improving credit protection measurements and reduced debt, its more narrowly defined medium-term plan and investment discipline, its good underlying core operating performance and the remaining divestments.

Standard & Poor's (AA-, ,,negative outlook')

     o AA- Rating confirmed on 14 March 2005, outlook revised from "stable" to ,,negative"

     o The ratings on EON are supported by its very strong business position as the world's largest private electricity and gas utility and vertically integrated positions in a number of high-quality electricity and gas markets, together with a robust financial profile. However, a combination of regulation impact and acquisitions, together with ongoing shareholder pressure or investments in riskier growth markets could ultimately lead to a ratings adjustment.

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Ratings within the EON Group


                                       ----------------------------------
                                       |             EON AG/             |
                                       | E.ON International Finance B.V. |
                                       |    Aa3 stable / AA- negative    |
                                       ----------------------------------
                                                       |
     ---------------------------------------------------------------------------------------------------------------
     |                    |               |                        |                                                |
-----------------   -------------  -----------------   -------------------------                            ------------------
|E.ON Energie AG|   |E.ON Nordic|  |E.ON Ruhrgas AG|   |     E.ON UK Holding   |                            | E.ON US Invest- |
-----------------   |   Holding |  -----------------   |     Company Ltd.      |                            |    ment Corp.   |
                    -------------                      |Aa3 stable/AA- negative|                            ------------------
                          |                            -------------------------                                    |
                          |                                        |                                     -------------------------
                    ---------------                    -------------------------                         |    LG&E Energy LLC     |
                    | Sydkraft AB |                    |     Powergen Ltd.     |                      |--| A3 stable / BBB+ stable|
                    |  A stable   |                    | A3 stable/ A- stable  |                      |  -------------------------
                    ---------------                    -------------------------                      |  ---------------------------
                           |                                       |                                  |  |     LG&E Capital Corp   |
                    ---------------                  ------------------------------                   |  |A3 stable / BBB+ stable\1|
                    | Graninge AB |                  |                             |                  |  ---------------------------
                    ---------------       --------------------------  --------------------------      |  ---------------------------
                                          |Powergen US Holdings Ltd|  |        E.ON UK plc     |---|  |  |     Louisville Gas and  |
                                          | A3 stable / A- stable  |  |   A3 stable / A- stable|   |  |--|        Electric         |
                                          --------------------------  --------------------------   |  |  |A2 stable / BBB+ stable\2|
                                                     |                             |               |  |  ---------------------------
                                          --------------------------  ---------------------------  |  |  ---------------------------
                                          | Powergen US Funding LLC|  |   Powergen Retail Ltd   |--|  |  |  Kentucky Utilities     |
                                          |                        |  |  Baal stable / A- stable|  |  |--|A2 stable / BBB+ stable\3|
                                          --------------------------  ---------------------------  |    ---------------------------
                                                                                                   |
                                                     ----------------------------------------------|
                                                     |                             |               |
                                          --------------------------  ---------------------------  |
                                          |  Avon Energy Partners  |  | Powergen (East Midlands)|  |
                                          |        Holding         |  |      Investments        |--
                                          |       A3 stable        |  |  A3 stable / A- stable  |
                                          --------------------------  ---------------------------
                                                     |                              |
                                          --------------------------  ---------------------------
                                          |  Central Networks plc  |  |Central Networks East plc |
                                          |       A3 stable        |  |   A3 stable / A stable   |
                                          --------------------------  ---------------------------
                                                     |
                                          --------------------------
                                          |     Central Networks   |
                                          |    West plc A3 stable  |
                                          --------------------------

1  Senior unsecured MTN's are rated BBB by S&P
2 Senior secured debt rating is Al stable /A- stable
3 Senior secured debt rating isAl stable/ A stable

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EON Group - Split of gross external debt\1
as of December 31, 2004, in billion euros


                        Central      Pan-                                 U.S.        Corporate                    E.ON
                        Europe       European       U.K.      Nordic      Midwest     Center         Viterra       Group
                                     Gas
---------------------   ---------   ------------  ---------  --------   ----------  -------------   ---------    ---------
Bonds                     0.0              0.0         0.5      0.5          0.9        7.2            0.0          9.1
---------------------   ---------   ------------  ---------  --------   ----------  -------------   ---------    ---------
Commercial paper          0.0              0.0         0.0      0.2          0.0        3.4            0.0          3.6
---------------------   ---------   ------------  ---------  --------   ----------  -------------   ---------    ---------
Bank loans/others         1.3              0.4         0.2      0.7          0.0        0.4            2.6          5.6
---------------------   ---------   ------------  ---------  --------   ----------  -------------   ---------    ---------

---------------------   ---------   ------------  ---------  --------   ----------  -------------   ---------    ---------
Gross external debt\1     1.3              0.4         0.7      1.4          0.9       11.0            2.6         18.3
---------------------   ---------   ------------  ---------  --------   ----------  -------------   ---------    ---------





        Split by Market Unit                            Split by Maturity                       Split by Currency\2


             [graph]                                        [graph]                                   [graph]



1) Non-GAAP financial measure; gross external debt equals financial liabilities to banks and third parties less interest portion, see Annual Report, p.140

2) Before hedging

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This presentation may contain forward-looking statements based on current assumptions and forecasts made by E.ON Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in our public reports filed with the Frankfurt Stock Exchange and with the U.S. Securities and Exchange Commission (including our Annual Report on Form 20-F). The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.


E.ON prepares its consolidated financial statements in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). This presentation may contain references to certain financial measures (including forward looking measures) that are not calculated in accordance with U.S. GAAP and are therefore considered "Non-GAAP financial measures" within the meaning of the U.S. federal securities laws. E.ON presents a reconciliation of these Non-GAAP financial Measures to the most comparable US-GAAP measure or target, either in this presentation or on the website under www.eon.com: Management believes that the Non-GAAP financial measures used by E.ON, when considered in conjunction with (but not in lieu of) other measures that are computed in U.S. GAAP, enhance an understanding of E.ON's results of operations. A number of these Non-GAAP financial measures are also commonly used by securities analysts, credit rating agencies and investors to evaluate and compare the periodic and future operating performance and value of E.ON and other companies with which E.ON competes. These Non-GAAP financial measures should not be considered in isolation as a measure of E.ON's profitability or liquidity, and should be considered in addition to, rather than as a substitute for, net income, cash provided by operating activities and the other income or cash flow data prepared in accordance with U.S. GAAP. The Non-GAAP financial measures used by E.ON may differ from, and not be comparable to, similarly-titled measures used by other companies.

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